Exhibit 99.1

For Immediate Release

July 23, 2007

Greer Bancshares Incorporated

Contact: Dennis Hennett

Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Second Quarter Earnings

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $105,000, or 4 cents per diluted share, for the quarter ended June 30, 2007, compared to $704,000, or 28 cents per diluted share, for the second quarter of 2006. Year-to-date net income through June 30, 2007 was $815,000, or 32 cents per diluted share, compared to $1,264,000, or 50 cents per diluted share through June 30, 2006, a decrease in net income of 35.5%. Total assets increased to $352 million at June 30, 2007, up 6.9% from $329 million at June 30, 2006. Total loans were $247 million at June 30, 2007, up from $233 million at June 30, 2006, an increase of 6.0%.

“Two significant events contributed to our disappointing earnings for the second quarter,” commented Dennis Hennett, CEO. “First was the charge-off of a previously disclosed, impaired loan in the amount of $1,287,398. Second was the implementation of a new loan loss model which determined a need for additional funding in the loan loss reserve. In total, Greer State Bank took a charge of $1,334,000 against second quarter earnings to cover these two events.” Hennett further added, “Fortunately, these two events are now behind us, and we expect earnings to normalize over the remainder of the year.”

Greer State Bank is now in its nineteenth year of operations and serves the greater Greer community with three offices and a fourth office in the Taylors community. Greer Bancshares Incorporated is quoted on the Over-the-Counter Bulletin Board under the symbol GRBS.

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The Company cautions readers that the statements contained in this release regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v)

the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This release speaks only as of its date, and the Company disclaims any duty to update the information herein.